UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing consists of a letter mailed by Sizeler Property Investors, Inc. to holders of its 9.75% Series B Cumulative Redeemable Preferred Stock on October 23, 2006.

2542 Williams Boulevard

Kenner, Louisiana 70062

Vote FOR the Proposed Exchange

of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock for Cash Today

October 23, 2006

To the holders of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock:

We recently mailed our proxy statement describing the proposed merger between Sizeler and a subsidiary of Revenue Properties Company Limited. Sizeler’s common stockholders will vote on the merger at a special meeting of stockholders on November 8, 2006.

At that meeting, and as more fully described below, you will be asked to vote on an exchange of your shares of Sizeler’s 9.75% Series B Cumulative Redeemable Preferred Stock for a total cash amount, including dividends, of approximately $26.79 per share (assuming the merger is approved and closes on November 10, 2006). This represents the same amount, including dividends, that you would receive if you continued to hold your shares of 9.75% Series B preferred stock through May 10, 2007 and your shares were redeemed on that date (which is the first date when 9.75% Series B preferred stock is redeemable by the Company).

If the merger and the exchange are approved and the merger is completed, the payment of $26.79 per share will be accelerated and paid in a single lump sum without discount shortly following the closing of the merger.

Our board of directors recommends that our Series B preferred stockholders approve the proposed exchange at the November 8th special meeting of stockholders.

As described in proposal number two in the proxy statement (specifically, pages 65 and 66), if the exchange and the merger are approved and the merger is completed, you will receive for each share of Sizeler 9.75% Series B preferred stock that you own an amount in cash equal to (1) $25.00 plus (2) any accrued and unpaid dividends to the effective time plus (3) the amount of dividends that would have accrued between the effective time of the merger with Revenue Properties through May 10, 2007 had you continued to hold your shares of 9.75% Series B preferred stock through that date.

As mentioned above, if the merger closes on November 10, 2006, you will receive approximately $26.79 in cash for each share of Sizeler’s 9.75% Series B preferred stock that you own (minus any additional dividends paid between now and the closing of the merger).

If the merger is approved and completed but the exchange is not approved, then each share of Sizeler’s 9.75% Series B preferred stock will be converted into one share of preferred stock of Revenue Properties (Sizeler) Inc. (Revenue Properties’ merger subsidiary) having substantially identical characteristics to that of Sizeler’s 9.75% Series B preferred stock, which includes the right to redeem such shares on May 10, 2007. You will receive the same amount of money (i.e., $26.79 per share) from Revenue Properties (Sizeler) Inc. between the date of the closing of the merger and May 10, 2007 as you would get if the holders of the 9.75% Series B preferred stock approved the exchange except that it will be paid out over time rather than in a single lump sum. In addition, trading in shares of Sizeler’s 9.75% Series B preferred stock will cease and price quotations for shares of the 9.75% Series B preferred stock will no longer be available.

We urge you to read the proxy statement carefully and vote FOR the exchange today.

You may vote by telephone, by internet, or by signing, dating and mailing the proxy form in the enclosed envelope. Instructions for internet and telephone voting are included on the enclosed proxy form.

Sizeler’s board of directors urges you to vote FOR the proposed exchange. To be approved, the proposed exchange needs the affirmative vote of the holders of two-thirds of outstanding shares of Sizeler’s 9.75% Series B preferred stock. Because the proposed exchange requires the affirmative vote of the holders of two-thirds of Sizeler’s outstanding shares of 9.75% Series B preferred stock entitled to vote, a failure to vote has the same effect as a vote against the exchange.

Please vote FOR the exchange today. If you have already voted, please accept our thanks. Thank you for your cooperation and continued support.

Sincerely,

Thomas A. Masilla, Jr.

President and Chief Operating Officer

If you have questions about this proxy statement, the special meeting or the merger, or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.

(203) 658-9400 (Call Collect)

(800) 654-2468 (Call Toll-Free)

E-mail: proxy.info@morrowco.com

Forward-Looking Statements

This release may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in Sizeler’s securities are cautioned that a number of factors could adversely affect Sizeler and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in Sizeler’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties since Sizeler is continuously engaged in the examination of the various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if Sizeler were to fail to qualify as a REIT in any taxable year; (p) inability of Sizeler to complete the transactions contemplated by the definitive merger agreement; and (q) the other factors described in Sizeler’s filings with the SEC. Except as required under federal securities laws and the rules and regulations of the SEC, Sizeler does not have any intention or obligation to update or revise any forward-looking statements in this release or other Sizeler filings with the SEC, whether as a result of new information, future events, changes in assumptions or otherwise, including specifically any statements previously provided with respect to expected operating results or performance.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a definitive proxy statement on October 10, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the definitive proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on October 10, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.